SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

         [ ]      Filed by the registrant
         [X]      Filed by a party other than the registrant

         Check the appropriate box:
         [ ]      Preliminary proxy statement
         [X]      Definitive proxy statement
         [ ]      Definitive additional materials
         [ ]      Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         Commission File Number 0-11781

                        HOSPITAL STAFFING SERVICES, INC.
             (Exact name of registrant as specified in its charter)
                FLORIDA                               59-2150637
      (State or other jurisdiction of             (I.R.S. Employer
      incorporation or organization)            Identification Number)
                      6245 NORTH FEDERAL HIGHWAY, SUITE 400
                       FORT LAUDERDALE, FLORIDA 33308-1900
                    (Address of principal executive offices)
                                (954) 771 - 0500
               Registrant's telephone number, including area code

         Payment of filing fee (Check the appropriate box):
         [X]      $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(1)(1), or
                  14a-6(j)(2)
         [ ]      $500 per each party to the controversy pursuant to Exchange
                  Act Rule 14a-6(i)(3).
         [ ]      Fee computed on the table below per Exchange Act Rule
                  14a-6(i)(4) and 0-11.
                  (1) Title of each class of securities to which transaction applies:
                  (2) Aggregate number of securities to which transactions
                      apply:
                  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                  (4) Proposed maximum aggregate value of transaction:
         [  ]     Check box if any part of the fee is offset as provided by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or the schedule and the date of its filing.
                  (1) Amount previously paid:
                  (2) Form, schedule or registration statement no.:
                  (3) Filing party:
                  (4) Date filed:

                        HOSPITAL STAFFING SERVICES, INC.
                           6245 NORTH FEDERAL HIGHWAY
                                    SUITE 400
                         FORT LAUDERDALE, FLORIDA 33308

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 4, 1996

         NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Shareholders of HOSPITAL STAFFING SERVICES, INC., a Florida corporation (the "Company"), will be held at the DoubleTree Guest Suites, 555 N.W. 62nd Street, Fort Lauderdale, Florida 33309 (I-95 and Cypress Creek Road), on June 4, 1996, at 9:00 A.M., E.D.T., for the following purposes:

         1. To elect four (4) directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

         2. To ratify the appointment of Arthur Andersen & Co., independent certified public accountants, as the Company's auditors; and

         3. To transact such other business as may properly come before the meeting and any and all adjournments thereof.

         The Board of Directors has fixed the close of business on March 29, 1996, as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any and all adjournments thereof.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              Bobby L. Shields, Secretary

Fort Lauderdale, Florida
April 26, 1996

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND IN PERSON ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AT THEIR EARLIEST CONVENIENCE. PROMPTNESS IN RETURNING THE EXECUTED PROXY CARD WILL BE APPRECIATED. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY, AND VOTE THEIR SHARES IN PERSON.

                                 PROXY STATEMENT

                        HOSPITAL STAFFING SERVICES, INC.
                           6245 NORTH FEDERAL HIGHWAY
                                    SUITE 400
                         FORT LAUDERDALE, FLORIDA 33308

                         ANNUAL MEETING OF SHAREHOLDERS

                                   ----------

         THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY HOSPITAL STAFFING SERVICES, INC., A FLORIDA CORPORATION (THE "COMPANY"), OF PROXIES FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ("ANNUAL MEETING") TO BE HELD AT THE DOUBLETREE GUEST SUITES, 555 N.W. 62ND STREET, FORT LAUDERDALE, FLORIDA 33309, ON JUNE 4, 1996, AT 9:00 A.M., E.D.T., AND AT ANY AND ALL ADJOURNMENTS THEREOF. THE COMPANY'S TELEPHONE NUMBER IS 954-771-0500.

SHARES OUTSTANDING AND VOTING RIGHTS

         The number of voting securities of the Company outstanding on March 29, 1996, was 6,349,770 shares of the Company's common stock, $.001 par value (the "Common Stock"). In accordance with the Bylaws of the Company, holders of record of the Common Stock at the close of business on March 29, 1996, will be entitled to notice of, and to one vote per share on each matter submitted to or acted upon by the Shareholders at, the Annual Meeting. Only shareholders of record on that date, on which the transfer books of the Company remained open, will be entitled to vote. Holders of shares of Common Stock are not entitled to cumulate their votes. The election of the directors nominated and the ratification of the appointment of the Company's auditors each will require a plurality of the votes cast by the shares entitled to vote at the Annual Meeting at which a quorum is present. The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the outstanding shares entitled to vote shall constitute a quorum.

         Abstentions and "broker non-votes" (as defined below) are counted as shares eligible to vote at the Annual Meeting in determining whether a quorum is present, but do not represent votes cast with respect to any Proposal. "Broker non-votes" are shares held by a broker or nominee as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power.

ANNUAL REPORT AND MAILING OF PROXY STATEMENT AND PROXY

         The Annual Report of the Company for the fiscal year ended November 30, 1995, is being mailed together with this Proxy Statement and Proxy. The date of mailing of this Proxy Statement and Proxy is approximately April 26, 1996.

PROXIES/REVOCABILITY

         A shareholder who submits a proxy on the accompanying form has the power to revoke it by notice of revocation directed to the proxy holders of the Company at any time before it is voted. Unless authority is withheld or a shareholder otherwise abstains from voting, in which case their vote will not be counted, proxies which are properly executed in favor of or against the proposals set forth therein will be voted accordingly. Although a shareholder may have given a proxy, such shareholder may nevertheless attend the meeting, revoke the proxy and vote in person.

COST AND METHOD OF SOLICITATION

         The cost of this solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and the charges and expense of brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited personally or by telephone, telegraph, facsimile or electronic mail, by directors, officers or employees of the Company, who will receive no additional compensation for such services.

                 SHAREHOLDERS' PROPOSALS TO BE PRESENTED AT THE
                  COMPANY'S NEXT ANNUAL MEETING OF SHAREHOLDERS

         Shareholder proposals intended to be presented at the 1996 Annual Meeting of Shareholders of the Company must be received by the Company, at its principal executive offices, no later than December 26, 1996, for inclusion in the Proxy Statement and Proxy relating to the 1996 Annual Meeting of Shareholders.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         Four directors are to be elected for a term that expires at the next annual meeting of the Company's shareholders or until the election and qualification of their successors. It is the intention of the persons named in the proxy to vote the proxies for the election as directors of Ronald A. Cass, Robert B. Fields, William F. McConnell and Hector Luis Ziperovich, M.D. All of the nominees are currently directors of the Company. Directors will be elected by the vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. In the event any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy, unless an instruction to the contrary is indicated on the proxy card.

         The names of the nominees, their principal occupations and the year in which they became directors are set forth below. Unless otherwise indicated, the business address of each person listed is 6245 North Federal Highway, Suite 400, Fort Lauderdale, Florida 33308.

NOMINEES FOR ELECTION

NAME AND                                              DIRECTOR
PRINCIPAL OCCUPATION                       AGE        SINCE
- --------------------                       ---        -----
Ronald A. Cass                             50         1982
 Chairman of the Board,
 Chief Executive Officer,
 President and Treasurer
 Hospital Staffing Services, Inc.

William F. McConnell                       55         1986
 Managing Director
 Emerald Capital Services, Inc.

Hector Luis Ziperovich, M.D.               41         1992
 Physician

Robert B. Fields                           58         1995
 Chairman of the Board,
 Chief Executive Officer
 Associates for Managed Care, Inc.

         There are no family relationships between any directors or executive officers of the Company. No director, officer, affiliate, beneficial owner of more than 5% of the Company's Common Stock or associate of any of the foregoing is a party adverse or has a material interest adverse to the Company or any of its subsidiaries.

         RONALD A. CASS founded the Company in 1981 and has been Chairman of the Board since March 1982, Chief Executive Officer from April 1989 to the present, President from March 1982 to April 1989 and December 1992 to the present, Secretary from December 1992 to May 1993, Chief Financial Officer from April 1986 to April 1989, Treasurer from November 1995 to the present and Acting Chief Financial Officer from May 1995 through January 1996.

         WILLIAM F. MCCONNELL was elected to the Company's Board of Directors in 1986. Since 1994 Mr. McConnell has served as Managing Partner of Emerald Capital Services, Inc., a consulting firm offering management and financial services to small public companies. From 1991 through 1993, Mr. McConnell was Chairman of the Board, Chief Operating Officer and Vice President of Dollar Time Group, Inc., a publicly-held national discount retail chain. On July 24, 1995, Dollar Time Group, Inc. filed for bankruptcy protection under Chapter 11 of the Federal Bankruptcy laws. From 1987 and through 1992, Mr. McConnell was the President of Travel Data & Marketing, Inc., an international travel research firm with offices in Rome, Paris, London and Zurich.

         HECTOR LUIS ZIPEROVICH, M.D. was elected to the Company's Board of Directors in February 1992. Since January 1993, Dr. Ziperovich has been the Company's National Medical Director. From November 1990 to January 1992, Dr. Ziperovich was Medical Director of Mediflex Acute Staffing Services, a home health agency, the assets of which were acquired by the Company in January 1992. Since 1987, Dr. Ziperovich has served as Medical Director of HLZ Acute Dialysis Service and Clinica Medica del Pueblo (Multi-Specialty Clinic), both of which are located in Montebello, California. Dr. Ziperovich is a licensed and practicing physician in the State of California.

         ROBERT B. FIELDS was elected to the Company's Board of Directors effective July 1995. He is President of Tradestar Ltd., a New York City based financial and management consulting firm. Since November 1992, Mr. Fields has been Chairman and Chief Executive Officer of Associates for Managed Care, Inc., a provider of cost containment and preventative social intervention services to the managed care industry. From August 1991 through September 1992 Mr. Fields served as a director of Flight International Group, Inc. of Newport News, Virginia, an aviation services company performing military training services using specially modified aircraft. From September 1991 to November 1991, Mr. Fields was President, Chief Executive Officer and a director of L'Express, Inc., an interstate regional airline based in New Orleans. From January 1987 through June 1988, Mr. Fields was Executive Vice President of American Finance Group, Inc., an equipment leasing and asset management company headquartered in Boston. Mr. Fields is on the Board of Directors of Printron, Inc., Albuquerque, NM, and an advisory director of Quadra Interactive, Inc. of Carlsbad, CA.

         During fiscal 1995, the Board of Directors held five (5) meetings. No director attended fewer than 75% of the meetings.

COMMITTEES OF THE BOARD OF DIRECTORS;
BOARD AND COMMITTEE MEETINGS

         As permitted by the By-Laws of the Company, the Company has several standing committees, including an Audit Committee, a Compensation and Stock Option Committee and a Nominating Committee.

         The Audit Committee consists of Robert B. Fields and William F. McConnell. The Audit Committee's responsibilities are to (i) recommend and appoint the Company's independent auditors; (ii) review the audit report and management letter; (iii) consult with the Company's auditors regarding the adequacy of internal controls; and (iv) review such other matters and member committees as deemed appropriate. During fiscal 1995, the Audit Committee met two (2) times, with all members in attendance at each meeting.

         The Compensation and Stock Option Committee consists of Robert B. Fields and Hector L. Ziperovich, M.D. The Committee's responsibilities are to
(i) approve compensation philosophy and guidelines for directors and executive officers and (ii) recommend to the full Board of Directors compensation for the directors and executive officers, including determining bonus compensation, awarding option grants and determining other benefits. The Compensation and Stock Option Committee did not meet during fiscal 1995.

         The Nominating Committee consists of Ronald A. Cass and Robert B. Fields. The Nominating Committee has the power and authority to select a slate of candidates for directorships with the Company. The Nominating Committee did not meet during fiscal 1995. will consider shareholder nominees for directors, there are no formal procedures for making such nominations.

DIRECTOR COMPENSATION

         During fiscal 1995, each of the Company's non-employee directors received compensation of $750 per Board and Committee meeting. In addition, in lieu of an annual retainer amount of $2,500, each such director elected to receive an option to acquire 10,000 shares of common stock of the Company with an exercise price of $2.375 per share. Directors are also reimbursed for their travel expenses in connection with such meetings. The total cash compensation paid to directors for meetings in 1995 was approximately $17,376.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF SUCH NOMINEES AS DIRECTORS OF THE COMPANY.

                                  PROPOSAL TWO

                        RATIFICATION OF THE SELECTION OF
                  ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS

         The Board of Directors of the Company has selected Arthur Andersen LLP, independent certified public accountants, as independent auditors for the Company for the fiscal year ended November 30, 1996, and has determined that it would be desirable to request that the Company's shareholders ratify such selection.

         Although the Board of Directors of the Company is submitting the appointment of Arthur Andersen LLP for shareholder ratification, it reserves the right to change the selection of Arthur Andersen LLP as auditors, at any time during the fiscal year, if it deems such change to be in the best interest of the Company, even after shareholder ratification.

         Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING NOVEMBER 30, 1996.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth Common Stock ownership information, based on 6,349,770 shares of common stock outstanding as of March 29, 1996 (the record date), with respect to (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and officers of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 6245 North Federal Highway, Suite 400, Fort Lauderdale, Florida 33308.

                                                     SHARES          PERCENT
                                                  BENEFICIALLY         OF
                                                     OWNED(1)        CLASS(2)
                                                     --------        --------
Ronald A. Cass                                      608,788(3)          9.6%
 Chairman of the Board,
 Chief Executive Officer,
 President and Treasurer

Jeffrey A. Barnhill                                  17,200(4)             *(5)
 Senior Vice President, Health Services

Jay L. Gershberg                                     10,000(6)             *(5)
 Senior Vice President, Ancillary Services
 President, The Travel Nurse Group

Warren Marmorstein(7)                               100,000(8)          1.6%

Robert B. Fields                                     10,740(9)             *(5)
 Director

William F. McConnell                                  5,000(10)            *(5)
 Director

Hector Luis Ziperovich, M.D                          15,000(11)            *(5)
 Director

All officers and directors                          781,728(12)        12.3%
 as a group (8 individuals)

The Taneja Group(13)                                356,800(14)         5.6%
NuMed Home Health Care, Inc.
6505 Rockside Road, Suite 400
Independence, OH 44131-2342

Heartland Advisors, Inc.                            860,400(15)        13.6%
790 Milwaukee Street
Milwaukee, WI 3202

Continental Stock Transfer
 & Trust Company, Trustee                           700,000(16)        11.0%
2 Broadway
New York, NY 10014

(1)Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3") and unless otherwise indicated, represents shares for which the beneficial owner has sole voting and investment power, as of the date hereof. Stock options included are exercisable on March 29, 1996, or will be exercisable by May 28, 1996.

(2)The percentage of class is calculated in accordance with Rule 13d-3 and assumes that the beneficial owner has exercised any options or other rights to subscribe which are currently exercisable within sixty (60) days and that no other options or rights to subscribe have been exercised by anyone else.

(3)The total amount includes 359,288 shares of Common Stock held jointly by Mr. Cass and his wife, 7,000 shares held solely by Mr. Cass, and options to purchase 242,500 shares of Common Stock held solely by Mr. Cass.

(4)Includes options to purchase 17,000 shares of Common Stock.

(5)Represents less than 1%.

(6)Represents options to purchase 10,000 shares of Common Stock.

(7)On May 1, 1995, Mr. Marmorstein resigned as the Company's Chief Financial and Administrative Officer, Senior Vice President, Treasurer and Secretary.

(8)Represents options to purchase 100,000 shares of Common Stock.

(9)Includes options to purchase 10,000 shares of Common Stock.

(10)Represents options to purchase 5,000 shares of Common Stock.

(11)Includes options to purchase 5,000 shares of Common Stock and warrants to purchase 10,000 shares of Common Stock.

(12)Includes options to purchase 15,000 shares of Common Stock.

(13)The Taneja Group is a group of related shareholders who have joined together as a voting group.

(14)As per Amended Schedule 13D filed with the Securities Exchange Commission by the Taneja Group on March 27, 1995.

(15)As per Schedule 13G filed with the Securities Exchange Commission by Heartland Advisors, Inc. on February 9, 1996.

(16)In July 1995, 700,000 shares of Company Common Stock were placed in escrow with Continental Stock Transfer & Trust Company, as Escrow Agent, pending the final approval of the Stipulation and Settlement Agreement (the "Stipulation") in connection with the settlement of a class action suit filed in the United States District Court for the Northern District of California styled ROE ET AL.
V. HOSPITAL STAFFING SERVICES, INC. The Court has approved the Stipulation, and the shares will be distributed to the authorized claimants in accordance with the Stipulation. Undistributed shares will be voted by the Escrow Agent in the same percentage as the holders of the remaining outstanding Company shares are voted.

                         COMPLIANCE WITH SECTION 16 (A)
                                     OF THE
                   SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

         Section 16 (a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities (collectively "insiders"), to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission's regulations to furnish the Company with copies of all Section 16 (a) forms they file, including Forms 3, 4 and 5.

         Based solely on a review of copies of such reports furnished to the Company or written representations that no such reports were required, the Company believes that, during fiscal year 1995, all filing requirements under
Section 16(a) of the Securities and Exchange Act of 1934 applicable to its officers, directors and greater than 10% beneficial owners were complied with except as follows: Mr. McConnell and Dr. Ziperovich each received a stock option grant in 1992 and 1995 and did not timely report these two grants on a Form 4 or Form 5; Mr. Fields received two stock option grants in 1995 and did not timely report these grants on a Form 4 or Form 5 and effected one open market purchase in 1995 and did not timely report that purchase on a Form 4; Mr. Cass received two option grants, one each in 1992 and 1993 (and an existing option expired unexercised) and did not timely report these grants and expiration on Form 4 or Form 5 and effected one open market purchase in November 1995 and did not timely report that purchase on a Form 4; Mr. Gershberg received two stock option grants, one in 1993 and one in 1995 (and an existing option was terminated unexercised) and did not timely report these grants and termination on Form 4 or Form 5; Mr. Barnhill became an officer of the Company in February 1995 and did not timely report this event on Form 3, received a stock option grant in 1995 and did not timely report this grant on a Form 4 or Form 5 and purchased shares in the open market in November 1995 and did not timely report this purchase on a Form 4; and Peter S. Busicchia became chief accounting officer in May 1995 and did not timely report this event on Form 3 and received a stock option grant in 1995 (and an existing option was terminated unexercised) and did not timely report this grant and termination on Form 4 or Form 5. The officers and directors identified by the Company in this paragraph as having delinquent filings under
Section 16(a) have each filed a late Form 5 to report any transaction for which there was a delinquent filing.

                            MANAGEMENT OF THE COMPANY

         The following table provides information with respect to the Company's executive officers. Each such person is elected by and serves at the pleasure of the Board of Directors, subject to the terms of employment agreements, if any, between the Company and any such officer.

NAME                                AGE     POSITION WITH COMPANY
- ----                                ---     ---------------------

Ronald A. Cass                      50      Chairman of the Board of Directors,
                                            Chief Executive Officer, President
                                            and Treasurer

Ronald G. Huneycutt                 52      Vice President of Finance and Chief
                                            Financial Officer

Jeffrey A. Barnhill                 39      Senior Vice President of Health
                                            Services and Director of Medicare
                                            Reimbursement

Jay Gershberg                       57      Senior Vice President of Ancillary
                                            Services and President of The Travel
                                            Nurse Group

         RONALD A. CASS - See "Election of Directors".

         RONALD G. HUNEYCUTT, age 52, is a Certified Public Accountant and joined the Company as Vice President of Finance and Chief Financial Officer in February 1996. Mr. Huneycutt served as Vice President of Finance and Development for Neonatology Certified, Inc., Plantation, Florida, since November 1993. Neonatology Certified provides physician and neonatal nurse staffing for hospitals. From December 1991 through April 1993, Mr. Huneycutt held the position of Vice President of Finance for Surgicare America, Inc., which owned and managed outpatient surgery centers. Mr. Huneycutt joined the auditing and consulting firm of Coopers & Lybrand, LLP in 1974 and was admitted to the partnership in 1982. He served as the partner-in-charge of health care services for South Florida until his departure in 1991. Mr. Huneycutt earned a B.S. in Commerce from the University of Virginia in 1974.

         JEFFREY A. BARNHILL, age 39, has served as Senior Vice President of Health Services since September 1995. Mr. Barnhill joined the Company in October 1994 as Director of Reimbursement and was appointed Vice President, Operations in February 1995. Mr. Barnhill has over fifteen (15) years experience in financial and operations management in the health care field. From October 1992 until his employment by the Company, Mr. Barnhill was a principal of O. P. Medical Consultants, Inc., a health care financial and operations consulting firm. From July 1990 to September 1992 Mr. Barnhill was Chief Financial Officer and Chief Operating Officer for Omni Medical Management, Inc., which managed a 35 member physician multi- specialty group, a home care company, a DME company and a staffing company. From August 1989 to June 1990 Mr. Barnhill was the Director of Reimbursement with Florida Medical Center, a 400 plus bed acute care and rehabilitation facility. He was also the controller for Florida Medical Center's affiliate companies. Mr. Barnhill earned his M.B.A. (Health Care Management) from Nova University and his B.A.B.A. (Accounting) from Rollins College.

         JAY GERSHBERG, age 57, has served as Senior Vice President of Ancillary Services and President of Travel Nurse Operations, Inc. since September 1995. Mr. Gershberg joined the Company in November 1984 as President of HSS Associates, Inc., the Company's then executive search division. In his over eleven (11) years of service to the Company Mr. Gershberg has served in several other key executive positions. From December 1980 until his employment with the Company, Mr. Gershberg was Executive Vice President and a minority-interest owner of Medical Recruiters of America, Inc. Prior thereto, Mr. Gershberg was employed approximately fifteen (15) years in various sales and management positions with CIBA Geigy Pharmaceuticals, Inc. Mr. Gershberg received his B.S. from Long Island University.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         The following tables summarize all compensation accrued by the Company for the fiscal years ended November 30, 1993, 1994 and 1995 for (i) the Company's Chief Executive Officer; (ii) each other executive officer serving as such at November 30, 1995, whose compensation during fiscal 1995 exceeded $100,000; and (iii) each executive officer not serving as such at November 30, 1995, whose compensation during fiscal 1995 exceeded $100,000 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                              ANNUAL COMPENSATION                        COMPENSATION
                                    ---------------------------------------        --------------------------
                                                                                    OPTIONS
NAME AND                                                      OTHER ANNUAL          (NUMBER       ALL OTHER
PRINCIPAL POSITION         YEAR      SALARY       BONUS       COMPENSATION         OF SHARES)    COMPENSATION
- ------------------         ----      ------       -----       ------------         ----------    ------------
Ronald A. Cass             1995     $206,447    $ 30,000       $ 48,705(1)             -          $479,725(2)
Chief Executive Officer,   1994     $357,483        -          $ 58,979(1)             -              -
President and Treasurer    1993     $356,787        -          $ 60,659(1)           30,000           -

Warren A. Marmorstein      1995     $ 94,270        -          $  9,143(3)             -          $183,750(4)
                           1994     $200,858    $ 40,000       $ 96,656(3)             -              -
                           1993     $191,478        -          $ 31,343(3)           50,000           -

Jeffrey A. Barnhill        1995     $107,468    $ 25,000       $ 15,054(5)            7,000           -
Senior Vice President      1994         -           -              -                   -              -
of Health Services &       1993         -           -              -                   -              -
Director of Medicare
Reimbursement

Jay Gershberg              1995     $146,881    $ 19,517(6)    $ 16,639(7)            2,500           -
Senior Vice President      1994     $133,086    $  7,500       $ 20,664(7)             -              -
of Ancillary Services      1993     $126,033    $ 16,000       $ 26,751(7)           10,000           -
and President of The
Travel Nurse Group

(1)Includes payment in lieu of vacation taken (1995 - $16,919; 1994 - $29,531 and 1993 - $25,774); automobile allowance and related insurance (1995 - $18,000; 1994 - $18,000 and 1993 - $20,813); health club benefits in 1995, 1994 and 1993;
and various other types of insurance payments; health, disability and life.

                                       12




(2)Includes principal and interest paid to Mr. Cass during fiscal 1995 on a note issued to Mr. Cass in settlement of certain severance obligations plus offsets against the note due him for the purchase of the Company's Broward County, Florida home care operations and the liquidation of his employee loans (see "Employment and Other Agreements").

(3)Includes payment in lieu of vacation taken (1995 - $4,792; and 1994 - $73,790); automobile benefits (1995 - $3,082; 1994 - $15,636 and 1993 -
$23,516); health club benefits in 1995, 1994 and 1993; and various types of insurance payments: health and disability.

(4)Represents payments to Mr. Marmorstein during fiscal 1995 on a note issued to Mr. Marmorstein in settlement of certain severance obligations due him by the Company (see "Employment and Other Agreements").

(5)Includes payment in lieu of vacation taken (1995 - $3,097); automobile benefits (1995 - $5,558); health club benefits and various other types of insurance payments; health, disability and life.

(6)Represents deferred bonuses from prior years.

(7)Includes payment in lieu of vacation taken (1995 - $2,769 and 1994 - $7,730); difference between fair market value and purchase price of Company automobile (1993 - $11,900); automobile benefits (1995 - $9,000; 1994 - $9,000 and 1993 -
$8,112); health club benefits in 1995, 1994 and 1993; and various other types of insurance payments: health and disability.

                                  STOCK OPTIONS

         The following table sets forth certain information concerning grants of stock options for each named executive officer in fiscal 1995:

                                           OPTION GRANTS IN FISCAL 1995

                                                                                                         POTENTIAL REALIZABLE VALUE
                                       NUMBER        % OF TOTAL                                                      AT
                                     OF SHARES         OPTIONS         EXERCISE                            ASSUMED ANNUAL RATE OF
                                     UNDERLYING      GRANTED TO         OR BASE                           STOCK PRICE APPRECIATION
                                      OPTIONS       EMPLOYEES IN       PRICE PER        EXPIRATION                   FOR
                                      GRANTED        FISCAL YEAR         SHARE             DATE                  OPTION TERM
                                      -------        -----------         -----             ----                  -----------
NAME                                                                                                         5%              10%
- ----                                                                                                         --              ---
Ronald A. Cass                           -                -                -                 -               -                -
Warren A. Marmorstein                    -                -                -                 -               -                -
Jay Gershberg                         2,500(1)           6.25%           $3.00           08-07-01          $7,538           $9,965
Jeffrey A. Barnhill                   7,000(2)          17.50%           $2.50           11-30-00         $20,101          $25,366

(1)Fully vesting at August 7, 1996.
(2)Fully vested at November 30, 1995.


         The following table sets forth information with respect to the named executive officers, concerning the exercise of options during the 1995 fiscal year and unexercised options held as of the end of the fiscal year:

                   AGGREGATED OPTION EXERCISES IN FISCAL 1995
                     AND 1995 FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED        IN-THE-MONEY
                                       VALUE REALIZED       OPTIONS AT FISCAL             OPTIONS AT FISCAL
                         SHARES        (MARKET PRICE AT     YEAR END                      YEAR END(1)
                         ACQUIRED      EXERCISE LESS        --------------------------    --------------------------
NAME                     ON EXERCISE   EXERCISE PRICE)      EXERCISABLE  UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
- ----                     -----------   ---------------      -----------  -------------    -----------  -------------
Ronald A. Cass                -               -               230,000          -               -            -
Warren A. Marmorstein         -               -               100,000          -               -            -
Jay Gershberg                 -               -                10,000         2,500            -            -
Jeffrey A. Barnhill           -               -                 7,000          -               -            -

(1)Value is calculated by subtracting the exercise price per share from the closing price per share on the New York Stock Exchange on November 30, 1995, and multiplying the number of shares subject to the option.

EMPLOYMENT AND OTHER AGREEMENTS

         The Company has agreements with its named executive officers and others which provide for severance and other benefits in the case of termination of employment under various circumstances. The agreements in place with the Company's named executive officers and others are as follows:

         Ronald A. Cass entered into a Termination and Benefits Agreement (the "1991 Agreement") with the Company in 1991 which was modified by the terms of a Settlement Agreement between the Company and Mr. Cass dated December 30, 1994 (the "Modification Agreement"). The 1991 Agreement entitled Mr. Cass to severance benefits ranging from two to five years and to the acceleration of vesting of options in the event of his termination or a change in control of the Company. The actual severance period varied depending on whether the termination was voluntary or involuntary, whether it was for cause or without cause, and whether it was in connection with a change of control.

         To eliminate the severance obligations of the Company in the 1991 Agreement, the Company and Mr. Cass entered into the Modification Agreement that provided for the payment to Mr. Cass of $1.0 million and a reduction in Mr. Cass' annual base salary from $330,000 per year to $175,000 per year. The $1.0 million payment was made by issuing Mr. Cass a note, payable in 55 monthly installments of $13,000 plus interest at a rate equal to prime rate. The balance of $285,000 was satisfied by (i) setting off $100,000 owed to the Company by Mr. Cass for advances made in prior years and (ii) setting off the purchase price of $185,000 owed by Mr. Cass to the Company for the purchase by Mr. Cass of the Company's Broward County private duty home health agency in January 1995 (See "Certain Relationships and Related Transactions"). The promissory note provides for acceleration of the balance due to be immediately payable to the Chief Executive Officer upon the Company's default of a scheduled monthly payment or upon a change in control of the Company, as defined.

         The Modification Agreement provides that Mr. Cass shall continue as an at-will employee and be entitled 90 days' notice of termination or, to the extent such notice is not given, payment of his base salary for up to 90 days. In addition, upon termination of Mr. Cass' employment for any reason he shall be entitled to receive, for one year, all health, disability and life insurance benefits that he was receiving at the time of termination. The Modification Agreement also provides that in the event of Mr. Cass' death or disability, Mr. Cass' spouse and/or dependents are entitled to receive health benefits for up to one year following such death or disability and in the event of termination as a result of Mr. Cass' death, his estate shall receive Mr. Cass' base salary for a 90 day period. Mr. Cass also agreed to remain bound by the non-compete and confidentiality provisions of the 1991 Agreement.

         Effective December 1, 1995 the Board of Directors agreed to increase Mr. Cass' annual base salary to $250,000.

         Pursuant to an Agreement between the Company and its former Chief Financial and Administrative Officer, Warren A. Marmorstein, dated as of March 31, 1995, Mr. Marmorstein agreed to resign as an officer and employee of the Company effective May 1, 1995 and agreed to a severance payment of $630,000 payable in 24 monthly installments through April 30, 1997 (the "1995 Agreement"). The 1995 Agreement was a modification to a Termination and Benefit Agreement between Mr. Marmorstein and the Company dated November 1, 1993 (the "1993

Agreement") pursuant to which Mr. Marmorstein was entitled to two year severance payments (including bonuses) if he was terminated without cause and one year severance payments (including bonuses) if he was terminated for cause or he resigned voluntarily. As a result of the 1995 Agreement, Mr. Marmorstein's unvested options relating to 16,667 shares of common stock became fully vested. As a result, Mr. Marmorstein had fully vested options to purchase 100,000 shares of Common Stock at the time of his resignation. The 1995 Agreement provided that the period of time for exercising such options was extended in accordance with the following schedule:

         50,000 options expire on November 28, 1997
         16,667 options expire on October 6, 1998
         16,667 options expire on October 6, 1999
         16,667 options expire on October 6, 2000

The 1995 Agreement required Mr. Marmorstein to agree to a one-year non-competition provision and to maintain the confidentiality of trade secrets of the Company.

         Messrs. Jay L. Gershberg, Jeffrey A. Barnhill and Ronald G. Huneycutt (collectively, the "Employees") each have entered into Employment Agreements with the Company providing for a twelve month term, and automatically renewable annually unless the Employee's employment is terminated as provided in the Employment Agreements. Each of the Employment Agreements for Messrs. Gershberg and Barnhill provide that, subject to the Employee complying with certain non-competition provisions, in the event the Employee is terminated "without cause" (as defined) he shall be entitled to one full year's base salary plus all earned, but unused, vacation or if the Employee voluntarily terminates employment within one year following a "change-in-control" (as defined) he shall be entitled to (i) one full year's base salary plus all earned, but unused, vacation, (ii) a pro rata share of a performance bonus for that year and (iii) an auto allowance and all benefits existing at the date of termination for one year. The Employment Agreement for Mr. Gershberg also provides for a death benefit equal to 90 days of the Employee's base salary at the time of death and for short term disability payments to the Employee equal to 180 days of base salary. Mr. Huneycutt's Employment Agreement provides for three months severance under the same terms and conditions stated above and provides additionally for the grant of options to acquired 10,000 shares of the Company's Common Stock at $3.00 per share, which was higher than the fair market value of a share of Common Stock at the date of this Agreement.

         Mr. Gershberg's and Mr. Barnhill's Employment Agreements were effective as of September 1, 1995 and Mr. Huneycutt's was effective as of February 1, 1996. The annual base salary provided for in each of the Employment Agreements during the first twelve month term is $141,750, $130,000 and $117,500 for Messrs. Gershberg, Barnhill and Huneycutt, respectively, plus an annual cash payment for retirement benefits equal to 8% of their respective base salaries and other benefits, including an automobile allowance and $100,000 of life insurance.

1983 STOCK OPTION PLAN

         The Company's 1983 Incentive Stock Option Plan, as amended (the "1983 Plan"), provided for the grant of options to purchase up to 300,000 shares of Common Stock at an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant (110% of fair market value in the case of an optionee who is the owner of greater than 10% of the outstanding shares).

         During the fiscal year ended November 30, 1995, no options were granted or exercised under the 1983 Plan and none expired. At November 30, 1995, options to purchase 17,250 shares were outstanding at an exercise price of $5.875 per share. These options are exercisable for up to ten years from the date of grant. No options will be granted under the 1983 Plan in the future.

1990 STOCK OPTION PLAN

         In September 1989, the Company adopted the 1990 Stock Option Plan (the "1990 Plan") which provides that options may be granted to purchase up to 770,000 shares of Common Stock. Options granted under the 1990 Plan are in the form of either an incentive stock option ("ISO") qualified under Section 422 of the Internal Revenue Code, a non-qualified stock option ("NSO") or a reload option (a newly issued option to purchase shares of Common Stock equal in number to the shares of Common Stock which may be tendered, in lieu of cash, to pay for the exercise of options previously granted). The Company's Compensation and Stock Option Committee determines which employees are awarded options under the 1990 Plan and the terms and vesting provisions of such options.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         During 1995, the Company utilized the services of Dr. Hector L. Ziperovich, an outside director of the Company, as its National Medical Director and in July 1995 entered into a written contractual arrangement whereby the Director would continue as the Company's Medical Director for an indeterminate time or until the contract is terminated by either party. Such services include utilization review, quality assurance, medical guidance, and compliance with all Federal and State regulations. For the Fiscal Year 1995, the fees for such services were approximately $42,000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         At the beginning of fiscal 1995, the Company had outstanding loans to Ronald A. Cass, Chairman and Chief Executive Officer of the Company, of approximately $100,000 which accrued interest at rates ranging from 6.5% to 8.0% per annum. All funds advanced were for personal, non-business related purposes. On January 13, 1995, all loans were repaid to the Company via an offset to the $1.0 million promissory note given him by the Company. (See Page 15).

         On January 13, 1995 certain fixed and intangible assets of the Company's Broward County, Florida private duty home health agency were sold to the Company's Chairman and Chief Executive Officer at their fair market value of approximately $185,000. Payment of this amount to the Company was via an offset to the $1.0 million promissory note given him by the Company. (See Page 15).

         The Company has outstanding loans to Warren A. Marmorstein, the Company's former Chief Financial Officer, of approximately $53,000, which accrue interest at rates ranging from 6.5% to 8.0% per annum. All funds advanced were for personal, non-business related purposes. Mr. Marmorstein is repaying his obligation via a non-interest bearing promissory note to the Company in installments of approximately $4,500 monthly. At November 30, 1995, the unpaid balance due the Company was approximately $17,800.

         In 1992 the Company made a loan to William F. McConnell, an outside director of the Company, of approximately $72,200, which accrues interest at the rate of 8.0% per annum. All funds advanced were for personal, non-business related purposes. Mr. McConnell is repaying his obligation to the Company in installments of approximately $4,900 monthly. At February 29, 1996, the unpaid balance due the Company was approximately $33,642.

         In 1994, the Company began utilizing the services of Mr. McConnell as a consultant. Such services included shareholder relations, evaluation of strategic alternatives for the Company and other duties as assigned by the Chief Executive Officer. The fees for such services were approximately $32,000 in fiscal 1995.

         During 1995, the Company utilized the services of Dr. Hector L. Ziperovich, an outside director of the Company, as its National Medical Director and in July 1995 entered into a written contractual arrangement whereby the Director would continue as the Company's Medical Director for an indeterminate time or until the contract is terminated by either party. Such services include utilization review, quality assurance, medical guidance, and compliance with all relevant Federal and State clinical regulations. For the Fiscal Year 1995, the fees for such services were approximately $42,000.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

         The Compensation and Stock Option Committee (the "Committee") reviews all corporate compensation and benefit plan policies and structures the amount of compensation for executive officers of the Company. The current Committee, which was formed in November 1995, is composed exclusively of non-employee directors of the Company.

         The Committee's goal is to establish and maintain compensation policies that will enable the Company to attract, motivate and retain high-quality executives and to ensure that their individual interests are aligned with the long-term interest of the Company and its shareholders. These goals are met through a compensation package which includes cash compensation and stock option grants.

         The cash compensation components consist of base salary, a performance-based discretionary bonus and a cash payment, ranging from zero to fifteen percent of base salary, for retirement benefits. In addition to the cash compensation, the Company rewards and motivates its executive officers with periodic grants of stock options under the Company's 1990 Stock Option Plan. Stock option grants are designed to provide a direct link between the long-term interest of the Company's executive officers and its shareholders.

         In making stock option grants, the Committee establishes an exercise price for the options equal to or higher than fair market value of the common stock of the Company at the time of grant. This assures that recipients and shareholders are rewarded concurrently since the executive officer will not realize any economic value in the option unless the market price of the Company's common stock increases. These option grants are also designed to provide a mechanism for executive officers to build a meaningful ownership stake in the Company.

         It is the policy of the Company to review executive officer base salaries annually in relation to comparable positions of responsibility in similar size companies, with a goal of being fair and competitive in establishing a base salary compensation. Since the Company does not otherwise fund a retirement plan for its employees, certain executive officers are awarded a cash payment equal to a percentage of their base salary, ranging from zero to fifteen percent. In 1995, Messrs. Cass, Gershberg and Barnhill each received a cash retirement payment equal to 8% of their respective base salaries.

         A cash discretionary bonus is awarded to executive officers based on their achieving performance goals, either related to their respective business unit's performance or the overall performance of the Company. The bonus is a discretionary bonus that can be based on pre-established goals and/or recognized accomplishments during the fiscal year.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         Pursuant to an agreement entered into with Mr. Cass in January of 1995, resulting in the modification of a Termination and Benefits Agreement between him and the Company (see "Employment and Other Agreements"), the Company agreed to pay Mr. Cass an annual base salary of $175,000 plus an amount equal to 8% of the base salary as a retirement plan payment. The Board of Directors believed that such amount was a fair and reasonable amount of base compensation for Mr. Cass in view of the cash resources and needs of the Company, particularly in view of the determination at that time that the Company's focus would not be on growth but rather on retrenchment and possibly sale.

         In February 1996, the Committee reviewed Mr. Cass' performance for 1995 and agreed to a cash bonus of $30,000 and a grant of options to acquire 12,500 shares of the Company's common stock at an exercise price of $2.375 per share. In addition, in view of the Company's determination during 1995 to rebuild from its base and implement a plan for growth, the Committee recommended that Mr. Cass' base salary be increased effective December 1, 1996 to $250,000. The Committee believes this amount is fair and reasonable and is based upon information derived from a consulting firm report on executive compensation of competitors of the Company and from other public sources. In making the foregoing determinations, the Committee considered, among other factors, the significant improvement in performance of the Company during fiscal 1995, including achieving significant operating income and net income improvements over the prior three years, securing an improved working capital line of credit and positioning the Company for future growth.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

         Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation's Chief Executive Officer and four other most highly compensated executive officers. The Committee believes that it is in the best interests of the Company's stockholders to comply with the tax law while still maintaining the goals of the Company's executive compensation program, thereby maximizing the deductibility of the Company's executive compensation payments. The Company currently intends to structure grants under future stock option plans in a manner that complies with this statute.

Dated:  April 26, 1996

                                         COMPENSATION AND STOCK OPTION COMMITTEE

                                         Robert B. Fields

                                         Hector L. Ziperovich, M.D.

                                PERFORMANCE GRAPH

         The Securities and Exchange Commission requires that the Company include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with a performance indicator of the overall stock market and either a published industry index or company-determined peer group. The Company has approved the use of the Dow Jones Equity Market Index for the performance indicator of the overall stock market and an index of health care providers as its selected peer group index. The selected peer group consists of the following companies: Olsten; Hooper Holmes; Staff Builders; and Inhome Health. The table below compares the cumulative total return as of the end of each of the Company's last five fiscal years on $100 invested as of November 30, 1990, in the Common Stock of the Company, the Dow Jones Equity Market Index and the company-determined peer group as listed above, assuming the reinvestment of all dividends:

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

          NOV 1990   NOV 1991    NOV 1992    NOV 1993    NOV 1994   NOV 1995

HSS            100        430         207          59          48         52

DOW            100        113         129         144         146        198

PEER           100        216         285         289         267        245

                         INTEREST OF CERTAIN PERSONS IN
                     OPPOSITION TO MATTERS TO BE ACTED UPON

         The Company is not aware of any substantial interest, direct or indirect, by securities holdings or otherwise of any officer, director, director nominee or associate of the foregoing persons in any matter to be acted on, as described herein, other than elections to offices.

         None of the Directors of the Company have informed the Company of any intention to oppose the corporate actions as described herein.

                                  OTHER MATTERS

         Management is not aware of any other business which may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

                                             By Order of the Board of Directors

Dated April 26, 1996

                        HOSPITAL STAFFING SERVICES, INC.
                      6245 NORTH FEDERAL HIGHWAY, SUITE 400
                         FORT LAUDERDALE, FLORIDA 33308

                                      PROXY

   The undersigned hereby constitutes and appoints RONALD G. HUNEYCUTT and BOBBY
L. SHIELDS as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote as designated below, all shares of common stock of the Company held of record by the undersigned on March 29, 1996, at the Annual Meeting of Shareholders to be held on June 4, 1996, or any adjournment thereof.

1. Election of Directors

   [ ] FOR all nominees listed below (except as marked to the contrary)
   [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

Ronald A. Cass Robert B. Fields Hector L. Ziperovich, M.D. William F. McConnell

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE PLEASE DRAW A LINE THROUGH THAT NOMINEE'S NAME)

2. To ratify the appointment of Arthur Andersen LLP, independent certified public accountants, as the Company's auditors for fiscal year ending November 30, 1996.

                     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                               (See reverse side)

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOSPITAL STAFFING SERVICES, INC. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposal 2.

                                              Dated  ____________________ , 1996


                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                  Signature If Held Jointly

                                              ----------------------------------
                                                     (Please Print Name)

                                              ----------------------------------
                                              Number of Shares Subject to Proxy

                                              Please sign exactly as name
                                              appears below. When shares are
                                              held by joint tenants, both should
                                              sign. When signing as attorney,
                                              executor, administrator, trustee
                                              or guardian, please give full
                                              title as such. If a Corporation,
                                              please sign in the Corporate name
                                              by President or other authorized
                                              officer. If a Partnership, please
                                              sign in Partnership name by
                                              authorized person.